Exhibit 10.01

AGREEMENT

This Agreement (“Agreement”) is entered into as of the 30th day of November, 2005 (the “Effective Date”) by and between Michael E. Marks, an individual, (“Executive”) and Flextronics International USA, Inc. (“Flextronics” or the “Company”). This Agreement amends and restates the Employment Agreement dated as of July 8, 2005 between Executive and Flextronics.

1. Executive’s Relationship with the Company. Executive acknowledges that he has been and currently is employed by Flextronics and he currently serves as Chief Executive Officer (“CEO”) of Flextronics International Ltd., Flextronics’s parent (“FIL”). Executive agrees that he will continue to serve as CEO through January 1, 2006 (the “Employment Termination Date”), on which date Executive agrees that he shall relinquish his duties as CEO and shall serve in the capacity of Chairman of the Board of Directors (the “Board”).

2. Acceleration of Contingent Share Award; Cash Payment; Director Compensation.

a. Acceleration of Contingent Share Award; Cash Payment. On the Effective Date, the Company will accelerate the balance of Five Million Nine Hundred Forty-Five Thousand Seven Hundred Fourteen Dollars ($5,945,714) of the Total Award Amount under Executive’s Contingent Share Award Agreement which amount shall be deferred pursuant to such agreement. On July 3, 2006, the Company will make a lump sum payment to Executive in the amount of One Million Five Hundred Fifty-Four Thousand Two Hundred Eighty-Six Dollars ($1,554,286).

b. Director Compensation. Effective January 2, 2006 and for so long as Executive serves on the Board of Directors, Executive will be entitled to any cash compensation paid to non-employee directors until the next shareholders meeting and then Executive will be entitled to receive all cash and equity compensation approved by the shareholders for outside directors following the next annual shareholders meeting.

3. Benefits.

a. Healthcare Benefits. Following the Employment Termination Date, Flextronics shall procure medical and dental benefits substantially equivalent to the medical and dental benefits provided for Executive (including for the avoidance of doubt, coverage for Executive’s spouse) as of the Employment Termination Date for the remainder of Executive’s and Executive’s spouse’s lives, respectively; provided however, that the medical and dental benefits provided in this paragraph shall be reduced to the extent, if any, that Executive receives comparable benefits from another employer. Executive agrees to provide Flextronics with a notice within thirty (30) days of any change in Executive’s employment status and/or any change in Executive’s medical and dental benefits coverage. Executive’s notice will outline the medical and dental benefits coverage and the proposed changes to such coverage (if any) so that Flextronics may determine whether Flextronics may either reduce, increase or terminate the medical and dental benefits that it is procuring under this Section 3(a). In addition, Executive agrees to answer reasonable inquiries from Flextronics from time to time concerning Executive’s level of coverage under

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other medical and dental plans and to cooperate with Flextronics in order to enable Flextronics to procure the medical and dental benefits pursuant to this Section 3(a).

b. Certain Life and Disability Insurance Plans. Beginning on the Employment Termination Date, Executive shall not be eligible for life insurance, short-term disability buy up and/or long term disability benefits.

c. Individual Disability Insurance. Following the Employment Termination Date, the UnumProvident Individual Disability Policy will be canceled.

d. 401(K) Plan. Until the Employment Termination Date, Executive may continue to contribute to the 401(k) plan in accordance with Flextronics’s 401(k) Plan through withholding from Executive’s salary. Flextronics reserves the right to modify or to cancel such plan at any time for any reason.

e. Use of Corporate Jets. Beginning on the Employment Termination Date, Executive will be entitled to use the Flextronics’s corporate jets for his personal use, subject to availability, by paying Flextronics the variable cost of the use of the jet as determined by Flextronics in its sole discretion or the IRS imputed income amount, whichever is greater.

4. Equity Compensation.

a. Executive’s Employee Options.

(i) Executive has been granted stock options pursuant to the Flextronics International Ltd. 1993 Share Option Plan; the Flextronics International Ltd. 1998 Interim Option Plan; the Flextronics International Ltd. 2001 Equity Incentive Plan; and the Flextronics International Ltd. 2002 Interim Incentive Plan (collectively, the “Share Option and Incentive Plans”) as provided in the applicable option grant forms issued to Executive pursuant to each of the Share Option and Incentive Plans. The Share Option and Incentive Plans are incorporated herein by reference.

(ii) Executive’s options are listed on Exhibit A, which is attached hereto and incorporated herein by reference (the “Employee Options”). Executive acknowledges that he is not entitled to any additional grants of stock options in his capacity as an employee of Flextronics.

(iii) The Company and Executive agree that:

A. Option number 008490 granted on December 20, 2000 for one million (1,000,000) shares with an exercise price of Twenty-Three Dollars and Eighteen and Three-Quarters Cents ($23.1875) is hereby cancelled as of the Effective Date.

B. The vesting of all Employee Options with an exercise price of Eleven Dollars and Fifty-Three Cents ($11.53) shall automatically be deemed to be accelerated as of the Effective Date.

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C. The provisions of the Share Option and Incentive Plans that require that stock options must be exercised within a fixed period of time following Termination or cessation of Service (as defined in the Share Option and Incentive Plans) other than for cause are hereby modified with regard to all Employee Options with an exercise price greater than Ten Dollars and Fifty-Six Cents ($10.56) (“Out-of-the-Money Options”) as follows: following a Termination or cessation of Service, other than for cause, Executive will have the maximum term of ten (10) years from the date of grant of each Out of the Money Option in order to exercise the option. Notwithstanding the foregoing, in no event shall this modification extend the exercisability of any Out of the Money Option later than such date as would cause such option to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

5. Releases.

a. General Release by Executive of Employment-Related Matters. In consideration for the covenants and release set forth in this Agreement, Executive on his own behalf and on the behalf his heirs, executors, administrators, successors, attorneys, insurers, and assigns shall release and discharge each of Flextronics, FIL or any of their respective affiliates (collectively referred to as the “Flextronics Group”) and any predecessor divisions or entities, their respective past and present officers, directors, shareholders, partners, attorneys, agents, employees, and their respective insurance companies, successors and assigns (hereinafter “Flextronics Releasees”), from any and all claims, of any and every kind, nature and character, known and unknown, suspected and unsuspected, including any and all claims for attorneys’ fees and costs which Executive either may now have, or has ever had, against the Flextronics Releasees, which arise in whole or in part from Executive’s employment relationship with Flextronics, the termination of that relationship, any other employment-related dealings of any kind between Executive and the Flextronics Group and/or any past or present officer, director, agent or employees of the Flextronics Group and/or with respect to any other obligation (contractual or otherwise), event, matter, claim, damages or injury arising prior to the execution of this Agreement by all parties, other than claims for indemnification which may exist or arise for matters arising on or prior to the Effective Date.

This release covers, but is not limited to: any and all claims, rights, demands, and causes of action for wrongful termination, intentional or negligent infliction of emotional distress, defamation, breach of any employment contract or employment agreement, breach of the covenant of good faith and fair dealing, claim for reinstatement or rehire, failure to pay wages, commissions, benefits, PTO, severance or other compensation of any sort, discrimination, right to paid or unpaid leave, and/or violation of any and all statutes, rules, regulations or ordinances whether state, federal or local, including without limitation: Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Fair Employment and Housing Act, as amended, and the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefits Protection Act. Nothing in this release shall affect Executive’s right, if any, to obtain unemployment benefits or any obligation set forth in this Agreement. This release does not extend to any of the obligations of Flextronics arising out of this Agreement.

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b. ADEA Waiver and Release. Executive hereby acknowledges that he is waiving and releasing any rights he might have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and that this waiver and release is knowing and voluntary. The parties agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the parties have executed this Agreement and the revocation period has expired. Executive acknowledges that a portion of the consideration given for this waiver is in addition to anything of value to which he was already entitled for salary and PTO up to the Employment Termination Date. Executive further acknowledges by this writing that he has been advised that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) calendar days from the date of his receipt within which to consider this Agreement; (c) he has seven (7) calendar days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Executive acknowledges that he received this Agreement on November 30, 2005. Executive understands that, in the event, he does not execute this Agreement or revokes this Agreement in accordance with this paragraph, he will not be entitled to any benefits or payments provided for in this Agreement.

c. No Legal Action. Executive represents that he has not filed a legal action with any local, state or federal agency or court relating in any manner to any claim released herein, and that if any such governmental agency or court assumes jurisdiction of any complaint or charge against Flextronics Releasees on behalf of Executive, relative to any claim released herein, he will request such agency or court to withdraw from the matter.

d. Section 1542 Waiver. Executive acknowledges that he understands the statutory language of Section 1542 of the Civil Code of the State of California and, having been so apprised, agrees nevertheless to waive any and all rights or benefits which he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code or any similar provision of any state or federal law. California Civil Code section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

6. Confidentiality.

a. Restrictions on Use and Disclosure of Confidential Information. Executive acknowledges and agrees that he will remain bound by the terms and obligations set forth in the Disclosure and Secrecy Agreement between Flextronics and Executive dated February 11, 1994 and attached hereto as Exhibit B (the “Confidentiality Agreement”). Executive further acknowledges that the confidentiality, non-solicitation and non-compete clauses in this Agreement and the Confidentiality Agreement with Flextronics are intended to be read together. Should the terms of the Confidentiality Agreement differ from the terms of this Agreement, the provisions of this Agreement shall prevail.

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Executive agrees that any original works of authorship, products, software, and/or applications that Executive created or developed for Flextronics while in the employ of Flextronics is the sole property of Flextronics. Executive further acknowledges and agrees that Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in furtherance of the business of the Flextronics Group) any Confidential Information (as herein defined and as defined in the Confidentiality Agreement) of the Flextronics Group.

b. Scope of Confidential Information. Confidential Information shall mean any and all proprietary or confidential information of the Flextronics Group or any of its vendors or customers, whether or not developed by Executive, including without limitation the following:

(i) Any and all technical information, including, without limitation, product data and specifications, know-how, formulae, source code, or other software information, test results, processes, inventions, research projects or product development.

(ii) Any and all business information, including, without limitation, cost information, profits, profit margins, sales information, costs, overhead, accounting and unpublished financial information, business plans, markets, marketing methods, vendor or customer lists, including without limitation, a vendor’s or customer’s specific needs, advertising and operating strategies.

(iii) Any and all employee information, including, without limitation, salaries, and specific strengths, weaknesses and skills of employees of the Flextronics Group.

c. Customer Non-Solicitation. Executive understands and agrees that the relationship between the Flextronics Group and each of its customers and vendors constitutes a valuable asset of the Flextronics Group, that information related to customers is kept confidential and may not be disclosed or converted for the use of Executive or any third party for any reason whatsoever. Accordingly, Executive shall not, directly or indirectly, for a period of one year after his date of termination, on behalf of Executive or any third party, solicit any customer or vendor to conduct any business with such customer that is the same as or similar to, or is otherwise competitive with, the business of the Flextronics Group or to terminate such vendor’s or customer’s business relationship with the Flextronics Group.

d. Employee Non-Solicitation. Executive understands and agrees that the relationship between the Flextronics Group and each of its employees constitutes a valuable asset of the Flextronics Group, that information related to employee’s skills and compensation is kept confidential, and may not be disclosed or converted for the use of Executive or any third party for any reason whatsoever. Accordingly, Executive shall not, directly or indirectly, for a period of one year after his date of termination, on behalf of Executive or any third party, solicit any employee to terminate his or her employment relationship with the Flextronics Group.

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7. Miscellaneous.

a. Representation by Counsel. The parties represent that they have had an opportunity to be represented by counsel of their own choosing in the execution of this Agreement and that this Agreement has been carefully and fully read and is voluntarily executed.

b. Severability; Section 409A. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to revise those provisions or portions to the minimum extent necessary to render them enforceable. Notwithstanding any provision in this Agreement to the contrary, in the event that any payment otherwise provided by or provision of this Agreement would result in the Executive recognizing deferred compensation subject to additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended, any obligation to make and any right to receive such payment and any such provision shall be void and have no force or effect and the parties shall to the extent possible agree upon a substitute payment or provision that accomplishes the intended purpose of the void payment or provision. For purposes hereof, any determination as to whether any payment otherwise required by or provision of this Agreement would result in the Executive recognizing deferred compensation subject to additional taxes under Section 409A shall be made by Flextronics, in its sole discretion.

c. Governing Law; Waiver of Jury Trial. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of California.

IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

d. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to any subject matter contained in this Agreement, except that the Confidentiality Agreement and Share Option and Incentive Plans as defined in Section 4 of this Agreement shall remain in full force and effect, except as modified by this Agreement. Any amendments or modifications to this Agreement must be made in writing and signed by both parties.

e. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses as may be designated by a party by giving written notice to the other party pursuant to this subsection.

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f. Counterparts. This Agreement may be signed in counterparts. A copy of a signature shall have the full force and effect as an original signature.

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

/s/ MICHAEL E. MARKS
MICHAEL E. MARKS

FLEXTRONICS INTERNATIONAL USA, INC.

By:	/s/ THOMAS J. SMACH
THOMAS J. SMACH,
CHIEF FINANCIAL OFFICER